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                                                                 Exhibit (a)(vi)

                             SUNAMERICA EQUITY FUNDS

                                     Amended
                     Establishment and Designation of Series
                  and Classes of Shares of Beneficial Interest

     The undersigned, being the duly elected President of SunAmerica Equity Funds (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, DO HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.9 of the Declaration of Trust of the Trust, dated June 18, 1986, as amended from time to time (hereinafter, as amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust, duly taken in the manner provided in the Declaration of Trust at a meeting held on October 30, 2003, the following is hereby authorized:

     (1) That in addition to the currently existing seven series of the Trust which have been previously authorized and established by the Board of Trustees of the Trust, designated as the SunAmerica Blue Chip Growth Fund, SunAmerica Growth Opportunities Fund, SunAmerica New Century Fund, SunAmerica Growth and Income Fund, SunAmerica Balanced Assets Fund, Focussed Dividend Strategy Portfolio, and SunAmerica International Equity Fund, three new series of the Trust's unissued shares of beneficial interest, having $0.01 par value, are hereby established and designated to have all the rights and preferences described in the Declaration of Trust, to be designated as follows:

                         SunAmerica Value Fund
                         SunAmerica Biotech/Health Fund
                         Tax Managed Equity Fund

     The power of the Trustees of the Trust to invest and reinvest the property of such series shall be governed by Section 3.2 of the Declaration of Trust.

     (2) Any outstanding shares of any of the foregoing series which have been previously designated as Class II are hereby redesignated Class C, such Class C shares entitled to the same rights and preferences accorded to Class II shares under the Declaration of Trust, and Class II shares are hereby abolished as a class of the foregoing series. The shares of the SunAmerica Value Fund shall be further divided into five classes of shares, which are designated Class A, Class B, Class C, Class I and Class Z. The shares of the SunAmerica Biotech/Health Fund and Tax Managed Equity Fund (each a "Fund" and collectively with SunAmerica Value Fund, the "Funds") shall be further divided into three classes of shares, which are designated Class A, Class B and Class C. Except to the extent otherwise provided by the Declaration of Trust, this Establishment and Designation or other charter document classifying or reclassifying such shares, Class A, Class B, Class C, Class I and Class Z shares of the Funds shall represent an

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equal and proportionate interest in the assets belonging to the Funds (subject to the liabilities of the Funds) and each share of the Funds shall have identical voting (except with respect to those matters affecting a particular class of shares), dividend, liquidation and other rights, as set forth in the Declaration of Trust; provided, however, that notwithstanding anything in the Declaration of Trust to the contrary:

          (a) the Class A, Class B, Class C, Class I and Class Z shares of the Funds may be issued and sold subject to different sales loads, charges or other fees, whether initial, deferred or contingent, or any combination thereof, as the Board of Trustees of the Trust may from time to time establish in accordance with the Investment Company Act of 1940, as amended (the "1940 Act") and the Conduct Rules adopted by NASD Regulation, Inc.;

          (b) the expenses, costs, charges, fees and other liabilities which are determined by or under the supervision of the Board of Trustees of the Trust to be attributable to a particular class of shares of the Funds (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) may be charged to that class and appropriately reflected (in the manner determined by the Board of Trustees) in the net asset value of, or the dividends and distributions on, the shares of that class; and

          (c) except as otherwise provided, on the first business day of the month following the seventh anniversary of the issuance of Class B shares of a Fund to a holder thereof, such Class B shares (as well as pro rata portion of any Class B shares purchased through the reinvestment of dividends and other distributions paid in respect of all Class B shares held by such holder) shall automatically convert to Class A shares of the Fund on the basis of the respective current net asset values per share of the Class B shares and the Class A shares of the Fund on the conversion date; provided, however, that any conversion of Class B shares shall be subject to the continuing availability of an opinion of counsel to the effect that (i) the assessment of higher distribution fees or transfer agency costs with respect to Class B shares does not result in the Trust's dividends or distributions constituting "preferred dividends" under the Internal Revenue Code of 1986, as amended, and (ii) such conversion does not constitute a taxable event under federal income tax law, and the Board of Trustees, in its sole discretion, may suspend the conversion of Class B shares if such opinion is no longer available.

          (d) the Class A, Class B, Class C, Class I and Class Z shares of the Funds may have such different exchange rights as the Board of Trustees of the Trust may provide in compliance with the 1940 Act.

          No other changes to the special and relative rights of the existing series of

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     the Trust are intended by this instrument.

          The actions contained herein shall be effective upon filing.

     IN WITNESS WHEREOF, the undersigned has executed this Establishment and Designation of Series and Classes as of the 27th day of January, 2004.


                                               By:
                                                   -----------------------------
                                                   Name: Joseph P. Kelly
                                                   Title: Secretary

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